                                                         Free Writing Prospectus

                                                      Filed Pursuant to Rule 433

                                                  Registration No. 333-130789-04

STATEMENT REGARDING FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free
1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

2)

SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

The information contained in the attached materials (the "Information") may include various forms of performance analysis, security characteristics and securities pricing estimates for the securities described therein. Should you receive Information that refers to the "Statement Regarding Assumptions and
Other Information", please refer to this statement instead. The Information is illustrative and is not intended to predict actual results which may differ substantially from those reflected in the Information. Performance analysis is based on certain assumptions with respect to significant factors that may prove not to be as assumed. Performance results are based on mathematical models that use inputs to calculate results. As with all models, results may vary significantly depending upon the value given to the inputs. Inputs to these models include but are not limited to: prepayment expectations (econometric prepayment models, single expected lifetime prepayments or a vector of periodic prepayments), interest rate assumptions (parallel and nonparallel changes for different maturity instruments), collateral assumptions (actual pool level data, aggregated pool level data, reported factors or imputed factors), volatility assumptions (historically observed or implied current) and reported information
(paydown factors, rate resets, remittance reports and trustee statements).
Models used in any analysis may be proprietary, the results therefore, may be difficult for any third party to reproduce. Contact your registered representative for detailed explanations of any modeling techniques employed in the Information.

The Information may not reflect the impact of all structural characteristics of the security, including call events and cash flow priorities at all prepayment speeds and/or interest rates. You should consider whether the behavior of these securities should be tested using assumptions different from those included in the Information. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed facts and circumstances. Offering Documents contain data that is current as of their publication dates and after publication may no longer be accurate, complete or current. Contact your registered representative for Offering Documents, current
Information or additional materials, including other models for performance analysis, which are likely to produce different results, and any further explanation regarding the Information.

Any pricing estimates Bear Stearns has supplied at your request (a) represent our view, at the time determined, of the investment value of the securities between the estimated bid and offer levels, the spread between which may be significant due to market volatility or illiquidity, (b) do not constitute a bid by Bear Stearns or any other person for any security, (c) may not constitute prices at which the securities could have been purchased or sold in any market at any time, (d) have not been confirmed by actual trades, may vary from the value Bear Stearns assigns or may be assigned to any such security while in its inventory, and may not take into account the size of a position you have in the security, and (e) may have been derived from matrix pricing that uses data relating to other securities whose prices are more readily ascertainable to produce a hypothetical price based on the estimated yield spread relationship between the securities.

General Information: Bear Stearns and/or individuals associated therewith may have positions in these securities while the Information is circulating or during such period may engage in transactions with the issuer or its affiliates.
We act as principal in transactions with you, and accordingly, you must determine the appropriateness for you of such transactions and address any legal, tax or accounting considerations applicable to you. Bear Stearns shall not be a fiduciary or advisor unless we have agreed in writing to receive compensation specifically to act in such capacities. If you are subject to
ERISA, the Information is being furnished on the condition that it will not form a primary basis for any investment decision.

3)

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF, OR
ATTACHED TO, THIS EMAIL COMMUNICATION RELATING TO

(1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER),

(2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT
BE UPDATED OR

(3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL

ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS,
DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF
THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

ISSUER (DEAL NAME)     BLOOMBERG STRUCTURED FINANCE SCAN
--------------------------------------------------------
BLOOMBERG TICKER       BSCMS
SERIES                 07-PWR15
SETTLE DATE MM/DD/YY   03/29/07
PAY DAY                11
RECORD DATE MM/DD/YY   04/10/07
PRICING SPEED          0% CPR
CLEAN-UP CALL %        1%
CALL DATE              N/A
DEAL TYPE              COMMERCIAL REAL ESTATE
LEAD MANAGER(S)        BS
CO-MANAGER(S)          MS
TRUSTEE                LBN

                                   "BSFS FILE"

                       "BLOOMBERG STRUCTURED FINANCE SCAN"

                       ?QUESTIONS? ?QUESTIONS? ?QUESTIONS?

                                     MESSAGE

                            MORTGAGES1@BLOOMBERG.NET

                                       OR

                                      CALL
                                 (609) 279-3360

                       ?QUESTIONS? ?QUESTIONS? ?QUESTIONS?

   *PLEASE FILL OUT ALL RELEVANT INFORMATION TO HAVE DEAL ADDED TO BLOOMBERG*

             *MUST ALSO SEND RED HERRING OR FINAL BLACK (PROSPECTUS)

CLASS NAME                     A1               A2              A3              AAB              A4               A4FL
-----------------------------------------------------------------------------------------------------------------------------------

ID: CUSIP                   07388RAA5       07388RAB3        07388RAC1       07388RAD9        07388RAE7         07388RBR7
ID: ISIN                  US07388RAA59    US07388RAB33     US07388RAC16    US07388RAD98     US07388RAE71      US07388RBR75
ID: COMMON
ID: WPK NUMBER
RATING: MOODY                  Aaa             Aaa             Aaa              Aaa              Aaa              Aaa
RATING: S&P                    AAA             AAA             AAA              AAA              AAA              AAA
RATING: FITCH
CLASS SIZE               85,700,000.000  254,000,000.000  71,800,000.000  101,500,000.000  975,216,000.000  170,000,000.000
CURRENCY                       USD             USD             USD              USD              USD              USD
MATURITY DATE MM/DD/YY      02/11/44        02/11/44         02/11/44        02/11/44         02/11/44          02/11/44
DATED DATE MM/DD/YY         03/01/07        03/01/07         03/01/07        03/01/07         03/01/07          03/01/07
FIRST PAY DATE MM/DD/YY     04/11/07        04/11/07         04/11/07        04/11/07         04/11/07          04/11/07
WAL TO MATURITY               3.394           4.924           6.795            7.281            9.709            9.709
CLASS TYPE                     SEQ             SEQ             SEQ              SEQ              SEQ              FLT
COUPON                        5.016           5.205           5.309            5.315            5.331            5.475
STEP BP
FLOATER INDEX                                                                                                   LIBOR1MO
FLOATER SPREAD                                                                                                    15.5
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                  10              10               10              10               10                0
DAY COUNT                    30/360          30/360           30/360          30/360           30/360           ACT/360
PAYMENT FREQUENCY               M               M               M                M                M                M
MIN PIECE/DENOMINATION        25000           25000           25000            25000            25000            25000
IS 144A?                        N               N               N                N                N                Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP

CLASS NAME                     A1A              AM               AMFL             AJ              AJFL               B
------------------------------------------------------------------------------------------------------------------------------

ID: CUSIP                   07388RAF4        07388RAG2        07388RBS5        07388RAH0        07388RBT3        07388RAK3
ID: ISIN                  US07388RAF47     US07388RAG20      US07388RBS58    US07388RAH03     US07388RBT32     US07388RAK32
ID: COMMON
ID: WPK NUMBER
RATING: MOODY                  Aaa              Aaa              Aaa              Aaa              Aaa              Aa2
RATING: S&P                    AAA              AAA              AAA              AAA              AAA              AA
RATING: FITCH
CLASS SIZE               306,757,000.000  155,710,000.000  125,000,000.000  117,113,000.000  125,000,000.000  52,633,000.000
CURRENCY                       USD              USD              USD              USD              USD              USD
MATURITY DATE MM/DD/YY      02/11/44         02/11/44          02/11/44        02/11/44         02/11/44         02/11/44
DATED DATE MM/DD/YY         03/01/07         03/01/07          03/01/07        03/01/07         03/01/07         03/01/07
FIRST PAY DATE MM/DD/YY     04/11/07         04/11/07          04/11/07        04/11/07         04/11/07         04/11/07
WAL TO MATURITY               8.962            9.867            9.867            9.867            9.867            9.95
CLASS TYPE                     SEQ              SEQ              FLT              SEQ              FLT              SEQ
COUPON                        5.317            5.363             5.51            5.403            5.55             5.444
STEP BP
FLOATER INDEX                                                  LIBOR1MO                         LIBOR1MO
FLOATER SPREAD                                                   19.0                             23.0
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                  10               10                0               10                0               10
DAY COUNT                    30/360           30/360           ACT/360          30/360           ACT/360          30/360
PAYMENT FREQUENCY               M                M                M                M                M                M
MIN PIECE/DENOMINATION        25000            25000            25000            25000            25000           100000
IS 144A?                        N                N                Y                N                Y                Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP

CLASS NAME                     C                D               E               F              G                H
------------------------------------------------------------------------------------------------------------------------------

ID: CUSIP                   07388RAL1       07388RAM9       07388RAN7       07388RAP2      07388RAQ0        07388RAR8
ID: ISIN                  US07388RAL15    US07388RAM97    US07388RAN70    US07388RAP29    US07388RAQ02    US07388RAR84
ID: COMMON
ID: WPK NUMBER
RATING: MOODY                 Aa3              A2              A3             Baa1            Baa2            Baa3
RATING: S&P                   AA-               A              A-             BBB+            BBB             BBB-
RATING: FITCH
CLASS SIZE               28,072,000.000  38,597,000.000  28,071,000.000  38,598,000.000  28,071,000.000  28,071,000.000
CURRENCY                      USD              USD             USD             USD            USD              USD
MATURITY DATE MM/DD/YY      02/11/44        02/11/44        02/11/44        02/11/44        02/11/44        02/11/44
DATED DATE MM/DD/YY         03/01/07        03/01/07        03/01/07        03/01/07        03/01/07        03/01/07
FIRST PAY DATE MM/DD/YY     04/11/07        04/11/07        04/11/07        04/11/07        04/11/07        04/11/07
WAL TO MATURITY               9.95            9.95            9.95            9.95            9.95            10.09
CLASS TYPE                    SEQ              SEQ             SEQ             SEQ            SEQ              SEQ
COUPON                       5.483            5.542           5.582         5.931196        5.931196        5.931196
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                  10              10              10              10              10              10
DAY COUNT                    30/360          30/360          30/360          30/360          30/360          30/360
PAYMENT FREQUENCY              M                M               M               M              M                M
MIN PIECE/DENOMINATION       100000          100000          100000          100000          100000          100000
IS 144A?                       Y                Y               Y               Y              Y                Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP

CLASS NAME                      J              K               L              M              N              O               P
-----------------------------------------------------------------------------------------------------------------------------------

ID: CUSIP                   07388RAS6      07388RAT4       07388RAU1      07388RAV9      07388RAW7       07388RAX5      07388RAY3
ID: ISIN                  US07388RAS67    US07388RAT41   US07388RAU14   US07388RAV96   US07388RAW79    US07388RAX52   US07388RAY36
ID: COMMON
ID: WPK NUMBER
RATING: MOODY                  Ba1            Ba2             Ba3            B1             B2              B3             NR
RATING: S&P                    BB+             BB             BB-            B+              B              B-             NR
RATING: FITCH
CLASS SIZE               10,527,000.000  7,017,000.000  10,527,000.000  3,509,000.000  7,018,000.000  7,018,000.000  31,579,970.000
CURRENCY                       USD            USD             USD            USD            USD            USD             USD
MATURITY DATE MM/DD/YY      02/11/44        02/11/44       02/11/44       02/11/44       02/11/44        02/11/44       02/11/44
DATED DATE MM/DD/YY         03/01/07        03/01/07       03/01/07       03/01/07       03/01/07        03/01/07       03/01/07
FIRST PAY DATE MM/DD/YY     04/11/07        04/11/07       04/11/07       04/11/07       04/11/07        04/11/07       04/11/07
WAL TO MATURITY              11.867          11.867         11.867         11.867         11.867          11.867         13.502
CLASS TYPE                     SEQ            SEQ             SEQ            SEQ            SEQ            SEQ             SEQ
COUPON                        5.022          5.022           5.022          5.022          5.022          5.022           5.022
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                  10              10             10             10             10              10             10
DAY COUNT                    30/360          30/360         30/360         30/360         30/360          30/360         30/360
PAYMENT FREQUENCY               M              M               M              M              M              M               M
MIN PIECE/DENOMINATION       100000          100000         100000         100000         100000          100000         100000
IS 144A?                        Y              Y               Y              Y              Y              Y               Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP

CLASS NAME                      X1                 X2
-------------------------------------------------------------

ID: CUSIP                    07388RAJ6          07388RBQ9
ID: ISIN                   US07388RAJ68       US07388RBQ92
ID: COMMON
ID: WPK NUMBER
RATING: MOODY                   Aaa                Aaa
RATING: S&P                     AAA                AAA
RATING: FITCH
CLASS SIZE               2,807,104,970.000  2,749,530,000.000
CURRENCY                        USD                USD
MATURITY DATE MM/DD/YY       02/11/44           02/11/44
DATED DATE MM/DD/YY          03/01/07           03/01/07
FIRST PAY DATE MM/DD/YY      04/11/07           04/11/07
WAL TO MATURITY                8.788              5.56
CLASS TYPE                      IO                 IO
COUPON                       0.046902           0.558213
STEP BP
FLOATER INDEX
FLOATER SPREAD
FLOATER CAP OR AFC
FLOATER FLOOR
PAYMENT DELAY                   10                 10
DAY COUNT                     30/360             30/360
PAYMENT FREQUENCY                M                  M
MIN PIECE/DENOMINATION        100000             100000
IS 144A?                         Y                  Y
IS REGS?
IS SMMEA?
COLLATERAL GROUP